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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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
                                     Period from                  Fiscal Year Ended              Six Months Ended
                                inception (September 20,             January 31,                     July 31,
                                  1993) to January 31,        --------------------------    --------------------------
                                          1994                   1995           1996           1995           1996
                                ------------------------      -----------    -----------    -----------    -----------
Weighted average and common
 shares outstanding..........          9,600,000                9,600,000      9,600,000      9,600,000      9,600,000
Effect of options granted
 within one year prior to
 the offering, based on the
 treasury stock method.......            508,680                  508,680        508,680        508,680        508,680

  Total......................         10,108,680               10,108,680     10,108,680     10,108,680     10,108,680

Net income (loss)............         $  (75,739)             $(1,065,309)    $  700,460     $  675,016        257,243

Net income (loss)
 per common share............         $     (.01)             $      (.11)    $      .07     $      .07     $      .03
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